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                       August 17, 2022

       Suren Ajjarapu
       Chairman and Chief Executive Officer
       Aesther Healthcare Acquisition Corp.
       515 Madison Avenue, Suite 8078
       New York, NY 10022

                                                        Re: Aesther Healthcare
Acquisition Corp.
                                                            Form 10-K for the
fiscal year ended December 31, 2021
                                                            Filed January 31,
2022
                                                            File No. 001-40793

       Dear Mr. Ajjarapu:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Real Estate & Construction